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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
600 Telephone Avenue
Anchorage, Alaska 99503

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 24, 2006
June 26, 2006
To Our Stockholders:
     You are cordially invited to attend the Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. (the “Company”) on Monday, July 24, 2006, beginning at 10:00 a.m. local time, at the Company’s offices at 600 Telephone Avenue, Anchorage, Alaska 99503, fourth floor conference room. At the meeting, stockholders will be asked to consider and vote on the following proposals:
1.	To elect eight Directors for one-year terms expiring at the 2007 Annual Meeting;

2.	To act upon a proposal to ratify the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2006; and

3.	To transact any other business that may properly come before the annual meeting or any adjournment thereof.
     The foregoing matters are described in more detail in the accompanying proxy statement. In addition, financial and other information about Alaska Communications Systems Group, Inc. is contained in the accompanying Annual Report on Form 10-K for the year ended December 31, 2005. Only stockholders of record at the close of business on June 7, 2006 will be entitled to vote at the annual meeting or any adjournment thereof. During the ten days prior to the annual meeting, a list of such stockholders will be available for inspection at the offices of Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503.
     Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us in the envelope provided.
     This proxy statement provides you with detailed information about the proposals to be voted on at the meeting. With this proxy statement we are also providing copies of our Annual Report on Form 10-K for the year ended December 31, 2005 in order to provide you with additional information about us. We encourage you to read the proxy statement and the other information carefully.

By order of the Board of Directors,

/s/ Leonard A. Steinberg

Leonard A. Steinberg Vice President, General Counsel and Corporate Secretary

Your vote is important. Please promptly complete, date, sign and return the enclosed proxy card whether or not you plan to attend the meeting.

Proxy Statement

Alaska Communications Systems Group, Inc.

Page i

Proxy Statement

Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503

ANNUAL MEETING OF STOCKHOLDERS
July 24, 2006
INFORMATION ABOUT THE ANNUAL MEETING OF STOCKHOLDERS
Date, Time and Place of Meeting
     The annual meeting will be held on Monday, July 24, 2006 beginning at 10:00 a.m. local time in the fourth floor conference room of the Company’s executive offices located at 600 Telephone Avenue, Anchorage, Alaska 99503.
Proposals to be Considered by You at the Annual Meeting
     At the annual meeting, you will be asked to vote on the following proposals:

Proposal 1:	To elect eight Directors for one-year terms expiring at the 2007 Annual Meeting.

Proposal 2:	To ratify the appointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2006.

Proposal 3:	To transact any other business that may properly come before the annual meeting or any adjournment thereof.
Information About the Proxy Statement
     The Board of Directors has sent you this proxy statement to solicit your vote at the annual meeting (including any adjournment or postponement of the annual meeting). This proxy statement contains summarized information required to be provided to stockholders under the Securities and Exchange Commission rules. This proxy statement is designed to assist stockholders in voting their shares. On or about June 26, 2006 we will begin mailing the proxy materials to all stockholders of record at the close of business on June 7, 2006.
Information About Voting
     Only stockholders of record as of the close of business on June 7, 2006 will be entitled to vote their shares at the annual meeting or any adjournment thereof. Each share is entitled to one vote at the meeting. At the close of business on June 7, 2006, there were 41,996,092 outstanding shares of common stock, par value $0.01 per share.
By Proxy: You can vote by completing, signing and dating the enclosed proxy card and returning it by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as indicated. If you sign your cards without indicating how you wish to vote, all of your shares will be voted:

•	FOR all of the nominees for Director;

•	FOR ratification of the appointment of KPMG as the Company’s independent auditors for 2006; and

•	at the discretion of your proxies on any other matter that may be properly brought before the annual meeting.
     In Person: You may attend the annual meeting and vote in person.
     Revocation: You may revoke your proxy before it is voted at the meeting by:
•	filing a written notice of revocation dated after the proxy date with Alaska Communications Systems Group, Inc;

•	submitting to Alaska Communications Systems Group, Inc. a duly executed proxy for the same shares of common stock bearing a later date than the original proxy; or

•	attending the annual meeting AND voting in person at the meeting.
     Attendance at the meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard A. Steinberg, Vice President, General Counsel and Corporate Secretary, 600 Telephone Avenue, Anchorage, Alaska 99503.
     Timothy R. Watts will act as Inspector of Elections and Mellon Investor Services will act as tabulator of the votes for bank, broker and other stockholder of record proxies.
Information About Quorum
     Holders of a majority of the outstanding shares of capital stock entitled to vote generally in the election of Directors must be present at the meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chair of the Board of Directors or a majority in interest of the stockholders present and entitled to vote may adjourn the annual meeting.
     Shares present either by proxy or in person that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.
Number of Votes Necessary for Proposals to be Approved
     Proposal 1: Election of Directors – The eight persons nominated for Director receiving the most votes will be elected. Broker non-votes and abstentions will not affect the election of Directors except to the extent that failure to vote for an individual results in another individual receiving a larger proportion of votes.
     Proposal 2: Ratification of Independent Auditors – The ratification of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2006 must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Broker non-votes and abstentions will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes for or against this proposal.
Costs of Proxies
     In addition to mailing this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We will reimburse brokers, banks and other nominees who hold stock for other beneficial owners for their expenses related to forwarding these proxy materials to those beneficial owners. We will bear the entire cost of the solicitation.

Information You Should Rely Upon When Casting Your Vote
     You should rely only on the information contained in this proxy statement or incorporated by reference when voting on these matters. We have not authorized anyone to give any information or to make any representation in connection with this proxy solicitation other than the information and representations contained in or incorporated by reference in this proxy statement. You should not infer under any circumstances that because of the delivery of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date of this proxy statement. This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make such a solicitation.
Stockholder Proposals for the 2007 Annual Meeting
     The annual meeting of stockholders for 2007 is tentatively scheduled to be held on or about July 23, 2007. In order for stockholder proposals to be included in the proxy statement for the 2007 annual meeting, we must receive them no later than 5:00 p.m. local time on February 26, 2007. Stockholder proposals must be in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and with our by-laws. Written notice of a stockholder proposal must be submitted to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. The notice must set forth:
•	the stockholder’s name and address;

•	the text of the proposal to be introduced;

•	the number of shares of our common stock held or beneficially owned by the stockholder of record, and represented by proxy as of the date of the notice; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice.
     In addition, any stockholder who meets the requirements of the proxy rules under the Exchange Act may nominate a candidate for Director or bring other business before the annual meeting of stockholders for 2007. For such other business to be included in the proxy materials, it must meet the additional requirements set forth in the paragraph above.
     For Director nominations, the stockholder’s notice must list all information relating to the nominee that is required to be disclosed by the company’s by-laws and the securities laws. This includes the nominee’s written consent to serve as a Director, if elected. For other business, the stockholder’s notice must include a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting. It must also describe any material interest that the stockholder or beneficial owner has in the business described in the notice. In both cases, the stockholder’s notice must also set forth, both as to the stockholder giving the notice and the beneficial owner on whose behalf the nomination or proposal is made, if any:
•	the name and address of such stockholder and of such beneficial owner, as they appear on our books; and

•	the number of our shares which are owned beneficially and of record by such stockholder and such beneficial owner.
PROPOSAL 1: ELECTION OF DIRECTORS
     Eight Directors will be elected at the 2006 annual meeting to serve until the annual meeting of stockholders in 2007. The eight nominees for Director are: Liane J. Pelletier, Brian D. Rogers, John M. Egan, Patrick Pichette, Gary R. Donahee, Edward J. Hayes, Jr., Annette Jacobs, and David Southwell. Each of the nominees is an incumbent Director, with the exceptions of Ms. Jacobs and Mr. Southwell. The table below contains certain biographical information about each of the Director nominees and the executive officers of the company. The nominated Directors have consented to serve if elected, but should any nominee be unavailable to serve at the time of the Annual Meeting, each stockholder’s proxy will vote for the substitute nominee recommended by the Board of Directors.
     Vote Required. The eight persons nominated for Director receiving the most votes will be elected.
     The Board of Directors recommends that you vote FOR each of the persons nominated for Director in Proposal 1.
Nominees for Directors
     The table below sets forth certain information as of June 1, 2006 about those persons who have been nominated to serve as Directors until the annual meeting of stockholders in 2007.

Director	Business Experience of Director

Liane J. Pelletier Chair, Chief Executive Officer and President Director since 2003 Age: 48	Liane J. Pelletier has served as Director and as Chief Executive Officer and President since October 6, 2003 and Chairman since January 1, 2004. Prior to joining us, Ms. Pelletier served as Senior Vice President and Chief Integration Officer at Sprint Corporation from June 2003 through September 2003. In this position, she oversaw Sprint’s transformation from a product-centric to a more customer-centric organization. For the three years prior to that appointment, Ms. Pelletier served as Sprint’s Senior Vice President of Strategic Planning & Corporate Development. Her responsibilities during that period included driving corporate strategy, managing Sprint’s broadband spectrum assets and developing and marketing integrated products. Over the course of her 17-year career at Sprint, Ms. Pelletier also served as a vice president in a wide variety of positions, including corporate strategy, customer acquisition and retention, and marketing. Before joining Sprint, she worked as a consultant at Touche Ross and Temple, Barker, Sloane. Ms. Pelletier has a Master’s in Science of Management from the Sloan School of the Massachusetts Institute of Technology and a B.A. from Wellesley College.

Brian D. Rogers Director since 2001 Age: 55	Brian D. Rogers, a Director since February 2001, is currently Principal Consultant and Chief Financial Officer for Information Insights, Inc., a management and public policy consulting firm. Mr. Rogers served as Vice President of Finance for the University of Alaska Statewide System from 1988 to 1995. Mr. Rogers is a former state legislator who served in the Alaska State House of Representatives from 1979 to 1982. Mr. Rogers chaired the State of Alaska Long-Range Planning Commission during 1995, 1996, and 2005, as a Regent of the University of Alaska, served as the Board Chair and is a member of the University’s Finance and Audit Committees. He holds a Master in Public Administration degree from the Kennedy School of Government, Harvard University.

John M. Egan Director since 2003 Age: 59	John M. Egan, a Director since November 2003, is the recently retired founder and chairman and chief executive officer of ARRIS Group (Nasdaq: ARRS). ARRIS is a global communications technology company specializing in the design and engineering of broadband local access networks and a leading developer and supplier of optical transmission, cable telephony and Internet access for cable systems operators. Mr. Egan joined ARRIS in 1973 and was Chairman of its Board of Directors from 1997 to May 2002. Mr. Egan was President of ARRIS from 1980 to 1997 and Chief Executive Officer of ARRIS and its predecessors from 1980 through 1999. On January 1, 2000, Mr. Egan stepped down from his role as Chief Executive Officer of ARRIS. He remained a full-time employee until his retirement in May 2002. Mr. Egan has served on the Board of Directors of the National Cable Television Association, or NCTA, for 20 years, and has been actively involved in the Walter Kaitz Foundation, an association seeking to help the cable industry diversify its management workforce to include minorities, as well as the Society of Cable Television Engineers and Cable Labs, Inc. Mr. Egan currently serves on the advisory board of KB Partners, a Chicago based venture capital firm and on several boards in the technology start-up sector. Mr. Egan has a B.S. degree in economics from Boston College.

Patrick Pichette Director since 2004 Age: 43	Patrick Pichette, a Director since January 2004, is currently President, Operations, Bell Canada Enterprise (BCE). Mr. Pichette is responsible for the planning, building and regular operations of Canada’s largest telecommunications network. Since joining BCE Mr. Pichette has held various executive positions, including Chief Financial Officer of Bell Canada from 2002 until the end of 2003. Prior to joining BCE, Mr. Pichette was a Partner at McKinsey & Company’s Montreal office, from June 1996 to December 2000, where he was a lead member of McKinsey’s North American Telecom Practice. Previously, Mr. Pichette was Vice-President and Chief Financial Officer of Call-Net Enterprises (1994-1996) and an Associate at McKinsey & Company in Toronto (1989-1994). Mr. Pichette earned a B.A. Business Administration from Universite du Quebec a Montreal (1985-1987) and a M.A. Philosophy, Politics and Economics from Oxford University where he attended as a Rhodes Scholar (1987-1989). Mr. Pichette is also a board member of non-governmental organizations including: Engineers Without Borders (EWB) and The Trudeau Foundation.

Gary R. Donahee Director since February 2005 Age: 59	Gary R. Donahee, a Director since February 2005, has over 30 years telecommunications industry experience and spent 16 years before retiring in 2003 in senior management positions around the world at Nortel Networks, most recently as Executive Vice President and President of the Americas from 1999 to 2003. He served as Senior Vice President and President, Carrier Networks for Nortel for Europe, the Middle East and Africa and in a similar capacity for the Caribbean and Latin America region. Mr. Donahee also served as Senior Vice President, Corporate Human Resources for Nortel from 1989 to 1993 and was responsible for 60,000 employees in 42 countries. In addition to Nortel Networks, he held senior executive positions in human resources at Northern Telecom and Bell-Northern Research Corporation. Mr. Donahee holds a Bachelor of Education degree in Education from the University of New Brunswick and he presently serves on the boards of Voice Mobility International (Toronto: VMY.TO), Voice Age Networks and Epygi in addition to an advisory board capacity with Anyware Group and Axiowave Networks Inc.

Edward J. Hayes, Jr. Director since February 2006 Age: 51	Edward J. Hayes, Jr. a Director since February 2006, is Executive Vice President and CFO of Quantum Corporation, a global leader in data back-up, recovery and archive storage. He joined Quantum in July 2004, having most recently held the position of President and Chief Executive Officer of DIRECTV Broadband, Inc., a nationwide Internet Service Provider delivering residential broadband and value-added service over DSL. Prior to DIRECTV Broadband, Mr. Hayes served as Executive Vice President and Chief Financial Officer at Telocity, Inc., and Financial Vice President and CFO in two of Lucent Technologies’ divisions, including the $20 billion Global Service Provider Business. He has also held senior financial management positions at other multinational companies such as Unisys Corporation, Asea Brown Boveri (ABB), and Credit Suisse First Boston. Mr. Hayes received his undergraduate degree from Colgate University and conducted his graduate studies in Accounting and Finance at New York University’s Stern Graduate School of Business. He serves on the board of New Wave Research, Inc. as an independent Director and Chair of the Audit Committee.

Annette Jacobs Age: 48	Annette Jacobs is the Chair and Chief Executive Officer of SafeHarbor Technology Corporation. She has held the CEO position since early 2004 and was appointed as Chairman of the Board in early 2005. Ms. Jacobs has 25 years experience in the telecom and wireless industries. Prior to joining SafeHarbor, Ms. Jacobs held executive leadership positions at Qwest Communications, Inc., including Executive Vice President – President, Consumer Markets from 2001 to 2003 and Executive Vice President – President, Wireless Markets during 2001. Ms. Jacobs has also served as Verizon Wireless President, Great Lakes Area from 1999 to 2001, a $3 billion region that consolidated five legacy wireless companies. She has also held executive leadership positions, with assignments spanning the U.S., with GTE Wireless and Contel Cellular. Ms. Jacobs holds a Bachelor’s degree in Business Management, Cum Laude, from Jacksonville University in Jacksonville, Florida.

David Southwell Age: 58	David Southwell has over 35 years of telecommunications experience. Mr. Southwell has been a consultant in the telecommunications industry since retiring from Bell Canada Enterprise (BCE) in 2005 where he had been Group President-Operations since 2003. From 2000 to 2003, Mr. Southwell was President-Network Operations and from 1998-2000 was Executive Vice President and Chief Technology Officer of BCE. Mr. Southwell holds a Bachelor’s of Science degree from Queen’s University, Ontario, Canada.
Certain Relationships and Related Transactions
     During 2003, the Company spun off its Directory Business to ACS Media LLC and subsequently sold 99.9% of its interest in ACS Media LLC to the public through a Canadian income fund. As part of that transaction, the Company entered into several long-term contracts with ACS Media LLC, including a 50-year publishing agreement, a 50-year license agreement, a 45-year non-compete agreement, and a 10-year billing and collection agreement. At December 31, 2005, the Company had recorded in accounts payable – affiliates, $2.8 million due to ACS Media LLC under these contracts, primarily under the billing and collection agreement. The Company has a right to minority representation of one manager of the permitted nine managers of ACS Media LLC so long as its contracts with ACS Media LLC are in effect. Currently, Leonard A. Steinberg, an officer of the Company, is a manager of ACS Media LLC.
Section 16(a) Beneficial Ownership Reporting Compliance
     Federal securities laws require executive officers, directors, and owners of more than ten percent of our common stock to file reports (Forms 3, 4, and 5) with the SEC and any stock exchange or trading system on which our securities are listed, which is currently Nasdaq. These reports relate to the number of shares of our common stock that each such person owns, and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2005, except for the following:
•	W. Dexter Paine, III, a Director, did not file timely two Form 4s related to 786 and 959 derivative share equivalents of deferred common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on September 30, 2005 and December 31, 2005, respectively. The Form 4s were filed on February 22, 2006.

•	Byron I. Mallott, a Director, did not file timely two Form 4s related to 469 and 529 shares of common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on September 30, 2005 and December 31, 2005, respectively. The Form 4s were filed on February 23, 2006.

•	Brian D. Rogers, a Director, did not file timely two Form 4s related to 546 and 602 shares of common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on September 30, 2005 and December 31, 2005, respectively. The Form 4s were filed on February 22, 2006.

•	John M. Egan, a Director, did not file timely two Form 4s related to 393 and 553 shares of common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on September 30, 2005 and December 31, 2005, respectively. The Form 4s were filed on February 22, 2006.

•	Gary R. Donahee, a Director, did not file timely two Form 4s related to 786 and 1,107 shares of common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on September 30, 2005 and

December 31, 2005, respectively. The Form 4s were filed on February 22, 2006.

•	Patrick Pichette, a Director, did not file timely two Form 4s related to 491 and 442 derivative share equivalents of deferred common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on September 30, 2005 and December 31, 2005, respectively. The Form 4s were filed on February 22, 2006.

•	John W. Gibson, who was designated a Director in 2005, did not file one Form 3 timely. Form 3 was filed late on November 28, 2005. He also did not file timely two Form 4s related to 618 and 1,107 derivative share equivalents of deferred common stock awarded to him under the Alaska Communications Systems Group, Inc. Non-Employee Director Stock Compensation Plan on September 30, 2005 and December 31, 2005, respectively. The Form 4s were filed on February 22, 2006.

•	Elizabeth Pierce, who was designated a named officer in 2003, did not file a Form 3 timely. The Form 3 was filed late on June 10, 2005.
The Board of Directors and Committees of the Board
     Currently, there are nine members on the Board of Directors, eight of whom are neither our officers nor our employees. The Board may, at its discretion and within the bounds of the corporate by-laws, periodically increase or decrease the number of Directors serving. The Board has voted to decrease the size of the Board of Directors to eight members immediately prior to the certification of the vote at the Annual Meeting. Of the eight nominees for Director to be voted on at the 2006 annual meeting, the Board has determined that all are independent, with the exception of Ms. Pelletier. The Directors are elected to serve one-year terms expiring at the next annual meeting. The Board of Directors met seven times and the independent Directors met separately at least four times in 2005. All Directors are expected to attend each meeting of the Board and the committees on which he or she serves and are also encouraged to attend the Annual Meeting of Stockholders. All incumbent Directors standing for reelection attended the 2005 Annual Meeting of Stockholders except for Mr. Hayes, who had not yet been elected Director. Each Director attended at least 75% of the meetings of the Board held during 2005 for the period during which he or she was a Director.
     During 2005, the Board of Directors carried out all of its duties necessary for our operation. The Board of Directors has established four standing committees: (1) Executive, (2) Audit, (3) Compensation and Personnel and (4) Nominating and Corporate Governance. The membership and functions of the established standing committees are as follows:
Executive Committee
     The Executive Committee has been delegated the authority by the Board of Directors to exercise the powers of the Board of Directors, between meetings of the full Board of Directors. The Executive Committee currently consists of two Directors: Liane J. Pelletier (Chair) and W. Dexter Paine, III, neither of which are independent.
Audit Committee
     The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling the Board’s oversight of the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports and the independence and performance of the Company’s registered independent public accounting firm. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors and amended in June 2005.
     The Audit Committee currently consists of four Directors none of whom are employees of the Company. The Directors serving as committee members are Messrs. Pichette (Chair), Mallott, Rogers, and Hayes. The Audit Committee met seven times during 2006 and all of the members attended at least 75% of the meetings. The Board of Directors has determined that all of the members of the Committee are “independent” within the meaning of applicable Nasdaq Marketplace Rules. Our Board has also determined that Messrs. Pichette and Hayes are each an “audit committee financial expert” as that term is defined under the Securities Exchange Act of 1934.
     The Report of the Audit Committee is included in this proxy statement.

Compensation and Personnel Committee
     The purpose of the Compensation and Personnel Committee is to discharge the Board’s responsibilities relating to Company compensation plans, policies and procedures including: (i) evaluation of Director and executive officer compensation and performance; (ii) approval of equity and cash incentive programs for all employees of the Company; (iii) oversight of succession planning for Directors, executive officers and other management, as appropriate; and (iv) production of an annual executive compensation report to be included in the Company’s proxy statement.
     From January 2004 to March 2005, the members of the Compensation and Personnel Committee were Messrs. Paine, Rogers, and Egan. Mr. Paine departed the Compensation and Personnel Committee in March 2005 and joined the Nominating and Corporate Governance Committee. Mr. Gibson joined the Committee in March 2005 and departed in February 2006.
     The members of the Compensation and Personnel Committee currently are Messrs. Donahee (Chair), Rogers, and Egan. Mr. Donahee joined the Committee in 2005. During 2005, the Compensation and Personnel Committee of the Board of Directors held six meetings and all members then serving attended at least 75% of the meetings. The Board has determined that Messrs. Donahee, Rogers, and Egan are “independent” within the meaning of the applicable Nasdaq Marketplace Rules. The Compensation and Personnel Committee operates under a charter which the Board of Directors approved in June 2005.
     The report of the Compensation and Personnel Committee is included in this proxy statement.
Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee assists the Board in discharging its duties for screening and proposing candidates to serve on the Board and all matters of corporate governance. The Nominating and Corporate Governance Committee operates under a written charter.
     For Director nominations, the Committee does not require Director candidates to meet any particular set of minimum qualifications. The Committee reviews the suitability of each candidate in light of the Company’s needs for independence, expertise, experience, commitment, community ties, and other appropriate attributes. Some of the factors used in evaluating candidates include: character and integrity; business judgment; management experience; knowledge of particular areas such as technology, finance, or marketing; strategic vision; and ties to the Company’s various constituencies such as employees, customers, and vendors.
     Company stockholders may nominate candidates for Director positions by submitting the candidate’s name and qualifications to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The Committee applies the same criteria to its evaluation of stockholder-recommended candidates as it applies to other candidates. The Committee has no obligation to actually nominate stockholder-recommended candidates for election as a Director.
     Currently, the members of the Nominating and Corporate Governance Committee are Messrs. Mallott (Chair), Paine and Egan. The Board has determined that Messrs. Mallot and Egan are “independent” within the meaning of the applicable Nasdaq Marketplace Rules and the nominations of Directors are in full compliance with those rules. Messrs. The committee held seven meetings during 2005 and all members attended at least 75% of the meetings occurring while each was a member.
     Communicating with the Board of Directors
     Stockholders may communicate with any or all of the Company’s Directors via U. S. mail addressed to one or more Directors, the Board, or any committee of the Board c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99501. The Corporate Secretary may review and summarize communications received for the purpose of expediting Director review as well as forwarding the underlying correspondence.

Audit Fees
     The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the audit committee be directly responsible for the appointment, compensation, and oversight of the Company’s registered independent public accounting firm. The Audit Committee has unanimously approved the appointment of KPMG LLP as the Company’s registered independent public accounting firm for the year ending December 31, 2006. KPMG LLP has examined the financial statements of the Company since March 2005.
     At its March 2005 meeting, the Audit Committee voted to dismiss Deloitte & Touche LLP as the Company’s registered independent public accounting firm and appoint KPMG LLP. The decision to change auditors was not the result of any disagreement between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate stockholder questions if they desire to do so.
     The following summarizes the fees paid by the Company to KPMG LLP and Deloitte & Touche LLP for services rendered during 2005 and 2004:

	2005	2004
Audit Fees (1)	$656,140	$544,000
Audit Related Fees (2)	16,000	779,182
Tax Fees	—	—
All Other Fees	—	—

Total	$672,140	$1,323,182

(1)	This category includes the audit of our annual financial statements, the reviews of the condensed financial statements included in our quarterly reports on Form 10-Q, and reviews and assessment of our internal controls over financial reporting, and services for SEC filings.

(2)	This category includes fees associated with pension audit costs in 2005 and Form S-3 registration statements in 2004.
Report of the Audit Committee
     The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     During the period 2005 the Audit Committee consisted of three Directors each of whom, in the judgment of the Board, is an “independent director” within the meaning of the applicable Nasdaq Marketplace Rules. Since February 2006 the Audit Committee has been comprised of four members, each of whom, in the judgment of the Board, is an “independent director.” The Board of Directors has determined that Patrick Pichette, Chair of the Audit Committee, and Edward J. Hayes, Jr. each qualify as an “Audit Committee Financial Expert.” The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.
     The Audit Committee oversees the quality of Alaska Communications Systems Group, Inc.’s financial reporting process on behalf of the Board of Directors. It assists the Board of Directors in fulfilling its oversight responsibilities to the stockholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.

     In accordance with the law, the Audit Committee has the ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm. At its March 2005 meeting, the Audit Committee dismissed Deloitte & Touche LLP as the Company’s independent registered public accounting firm and appointed KPMG LLP. The decision to change auditors was not the result of any disagreement between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.
     The Audit Committee has discussed and reviewed with its independent registered public accounting firm, KPMG LLP for the periods covered by this report, all matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).
     The Audit Committee has received from KPMG LLP a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.
     The Audit Committee has met with KPMG LLP, with and without management present as deemed appropriate, to discuss the overall scope of KPMG LLP’s quarterly reviews and annual audit of the Company’s financial statements, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and KPMG LLP the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the Company’s quarterly and annual reports with the Securities and Exchange Commission.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2005.
Submitted by members of the Audit Committee
Patrick Pichette, Chair
Byron I. Mallott
Edward J. Hayes, Jr.
Brian Rogers
Security Ownership of Certain Beneficial Owners
     The following table provides information about beneficial owners of more than five percent of the Company’s outstanding common stock as of June 1, 2006.

	Amount and nature of	Percent
Name and address of beneficial owner	beneficial ownership	of class
FMR Corp.
82 Devonshire Street
Boston, MA 02109	6,086,600 (1)	14.5

(1)	Based solely on a Schedule 13G/A filed with the SEC on April 10, 2006.

Security Ownership of Management
     The following table sets forth the number of shares of the Company’s common stock beneficially owned as of June 1, 2006 by:
•	each Director;

•	each executive officer named in the Summary Compensation Table; and

•	all of the Directors and executive officers as a group.
Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table. Nominees Jacobs and Southwell do not currently beneficially own any securities of the Company.

			Other
	Name of beneficial	Shares	beneficial	Acquirable		Percent of
	owner	owned	ownership	within 60 days	Total	class
Directors:
	Liane Pelletier	319,251		—	319,251	*
	Dexter Paine	—		34,032	34,032	*
	Byron Mallot	17,600			17,600	*
	Brian Rogers	4,037		20,797	24,834	*
	John Egan	35,880		—	35,880	*
	Patrick Pichette	3,296		2,453	5,749	*
	Gary Donahee	4,203			4,203	*
	John Gibson	2,500		2,684	5,184	*
	Edward Hayes	198			198	*

Officers:
	David Wilson	44,968		—	44,968	*
	David C. Eisenberg	32,212		—	32,212	*
	Sheldon Fisher	21,421		40,000	61,421	*
	Kenneth L. Sprain	43,402	100	—	43,502	*

	Total directors &
	executive officers as a
	group (15 persons)	572,497	100	112,300	684,897	1.6%

*	The percentage of shares beneficially owned does not exceed 1% of the class.

     Summary of Executive Compensation
     The table below sets forth a summary of the compensation we paid to our Chief Executive Officer and each of the four additional most highly compensated executive officers who served in such capacities as of December 31, 2005, 2004 and 2003.

	Annual Compensation				Long-term Compensation
					Restricted	Securities
	Fiscal				Stock Awards	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Other	(1)	Stock Options (2)	Compensation
Liane Pelletier	2005	$500,000	$250,000	$—	$711,200	—	$15,239	(3)(5)
Chair, Chief Executive Officer	2004	519,232	144,000	—		—	13,836	(3)(5)
and President	2003	96,154	1,400,000	—		1,000,000	58,124	(4)(5)

David Wilson	2005	250,000	80,625	—	254,000		10,400	(3)
Senior Vice President, Chief	2004	206,732	120,000	—		250,000	29,947	(3)(5)
Financial Officer	2003	—	—	—		—	—

David C. Eisenberg	2005	250,000	77,813	—	304,800	—	14,787	(3)(5)
Senior Vice President, Corporate	2004	259,617	58,500	—		—	58,778	(3)(5)
Strategy and Development	2003	28,846	100,000	—		200,000	21,199	(5)

Sheldon Fisher	2005	250,000	69,375	—	254,000	—	23,380	(3)(5)
Senior Vice President, Sales	2004	211,540	145,000	—		200,000	66,441	(3)(5)
and Marketing	2003	—	—	—		—	—

Kenneth L. Sprain	2005	200,000	60,000	—	254,000	—	10,400	(3)
Senior Vice President,	2004	196,924	56,000	—		200,000	10,400	(3)
Networks & IT	2003	107,308	—	—		—	32,793	(3)(5)

(1)	Represents performance-based restricted stock awards. Awards vest generally five years after grant. Vesting may accelerate to one third of the total award in each of years 2006, 2007, and 2008 if certain profitability and capital expenditure criteria are met. On August 14, 2005, Ms. Pelletier was awarded 70,000 shares of such performance-based restricted stock. Mr. Eisenberg was awarded 30,000. Messrs. Wilson, Fisher, and Sprain were awarded 25,000 each. The value of awards was computed based upon a per share price of $10.16 which was the closing price on the Nasdaq National Market on December 30, 2005.

(2)	Options to purchase shares of common stock.

(3)	Annual contribution to the Alaska Electrical Pension Plan, a non-contributory, multi-employer defined contribution plan. Contributions in 2005 were $10,400 for all executives listed in table above. Contributions in 2004 for Ms. Pelletier, and for Messrs. Wilson, Eisenberg, and Fisher were, $9,533, $5,200, $8,667, and $6,067, respectively. Contributions for Mr. Sprain were $10,400 and $867 for 2004 and 2003, respectively.

(4)	On October 6, 2003, Ms. Pelletier was granted 200,000 shares of our common stock. The market price on that day was $4.50, representing a total value of $900,000. The shares are fully vested and only restricted by the restrictions under Rule 144 grants. Ms. Pelletier also received a cash bonus in 2003 of $500,000, which was intended to represent an estimated tax “gross-up” on the $900,000 restricted stock grant.

(5)	In 2005, relocation costs of $4,839, $4,387, and $12,980 were paid to Ms. Pelletier and Messrs. Eisenberg, and Fisher, respectively. In 2004, relocation costs of $4,303, $24,747, $50,111, and $60,374, were paid to Ms. Pelletier and Messrs. Wilson, Eisenberg, and Fisher, respectively. In 2003, relocation costs of $58,124, $21,199, and $31,926, were paid to Ms. Pelletier and Messrs. Eisenberg, and Sprain, respectively.
Option Grants in Last Fiscal Year
     There was no issuance of non-qualified stock options in 2005.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
     The table below sets forth, on an aggregated basis, information regarding the exercise of options to purchase our common stock by each of the current named executive officers listed on the Summary Compensation Table, above, and the value on December 31, 2005 of all unexercised options held by such individuals.

			Number of Shares		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on	Value	Options at Fiscal Year End		at Fiscal Year End (1)
Name	Exercise (2)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Liane Pelletier	400,000	$1,485,629	—	600,000	$—	$3,396,000
David Wilson	50,000	262,857	—	200,000	—	1,144,000
David C. Eisenberg	80,000	398,800	—	120,000	—	633,600
Sheldon A. Fisher	40,000	224,000	—	160,000	—	929,600
Kenneth L. Sprain	40,000	190,800	—	160,000	—	929,600

(1)	The fair market value of stock options at December 31, 2005 was assumed to be $10.16 per share, based on the publicly traded value of the security underlying the stock options.

(2)	The number of shares underlying options exercised in fiscal 2005 by the Named Executive Officers. The actual number of shares Ms. Pelletier received from options exercised in 2005 (net of shares surrendered to the Company to cover the exercise price and withheld to pay income tax) was 272,263.
Long-Term Incentive Plan Awards in Last Fiscal Year
     The table below sets forth information regarding the granting of restricted stock as the primary equity based incentive for executive management.

	Restricted	Performance
Name	Stock Shares	Period (1)
Liane Pelletier	35,000	1/1/2005 to 3/1/2008
David Wilson	22,500	1/1/2005 to 3/1/2008
David C. Eisenberg	17,500	1/1/2005 to 3/1/2008
Sheldon Fisher	12,500	1/1/2005 to 3/1/2008
Kenneth L. Sprain	12,500	1/1/2005 to 3/1/2008

(1)	LTIP awards provide compensation from January 1, 2005 and cliff vest in five years with accelerated vesting in three years if cumulative three year profitability and capital expenditure criteria are met.
Pension Plans
     Eligible employees, including executive officers, participate in the Alaska Electrical Pension Plan (“AEP Plan”), a non-contributory, multi-employer defined contribution retirement plan administered by a board of trustees representing the member participants. We make contributions on behalf of our employees’ in accordance with schedules based on wage rates and job classifications. Participants receive a monthly benefit upon retirement, payable for life based on the contributions made on the employee’s behalf. Actuarially equivalent alternative forms of benefits are available at the participant’s election. Participants are entitled to receive full benefits upon retirement at or after age 58 (increasing to age 60 on July 1, 2006) with at least five years of recognized service, at least one of which must be “future credited service” as defined in the AEP Plan document. Participants may elect to receive reduced benefits upon early retirement on or after age 48 and at least five years of recognized service, of which at least three years must be future credited service.

     Estimated annual benefits upon retirement at normal retirement age based on plan contributions through December 31, 2005 for each of the named executive officers is as follows:

Normal
Retirement
Name	Benefit
Liane Pelletier	$3,588
David Wilson	2,808
David C. Eisenberg	3,432
Sheldon Fisher	2,964
Kenneth L. Sprain	4,368
     None of the current named executive officers were vested in the plan as of December 31, 2005.
     We also maintain separate from the AEP Plan, the Alaska Communications Systems Retirement Plan and an executive post retirement health benefit plan, both of which are frozen in terms of benefits and participation. None of our current named executive officers participate in either of these plans and no other retirement benefits are provided to such officers.
Compensation of Directors
     Each non-employee Director is paid an annual retainer fee of $30,000. Directors are required to receive not less than 50% of their annual retainer in the form of our common stock, and may elect to receive up to 100% of their annual retainer in the form of stock. A Director may also choose to defer receipt of such stock. In addition, our Directors are paid $1,500 for each Board of Directors and/or committee meeting attended in person, except for audit committee meetings. The audit committee chair is paid $3,000 and the other committee members are paid $2,500 for each audit committee meeting attended in person. Directors are also paid $750 for each Board of Directors and/or committee meeting attended by phone. The stock based compensation component of Directors’ compensation is provided under the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan.
Employment Contracts, Termination of Employment and Change in Control Arrangements
     We have entered into employment agreements with Ms. Pelletier, Messrs. Eisenberg, Wilson, Fisher, Sprain and Steinberg. These arrangements are summarized below.
     Employment Agreement with Liane J. Pelletier. We have entered into an employment agreement with Liane J. Pelletier as of September 14, 2003, pursuant to which Ms. Pelletier has served as our President and Chief Executive Officer since October 6, 2003. Ms. Pelletier was also elected to our Board of Directors as well as to the executive committee of the board beginning on October 6, 2003. Ms. Pelletier has served as the Chair of the Board of Directors since January 1, 2004. Her employment agreement expires on October 6, 2008.
     Ms. Pelletier receives an annual base salary of $500,000. Ms. Pelletier is also eligible to receive a target annual bonus of $500,000 based on achieving 100% of targeted performance objectives. Subject to the terms of the applicable annual bonus plan, the actual bonus paid for any fiscal year, if earned, ranges from $200,000 to 200% of base salary based on the achievement of performance objectives determined by the Board (or a designated committee of the Board) in consultation with Ms. Pelletier for each fiscal year. Ms. Pelletier has the option to receive up to 50% of her annual bonus in our common stock based on the fair market value on the date of bonus determination. Ms. Pelletier also received a guaranteed bonus under her contract of $144,000 for 2003 which we paid in 2004. Ms. Pelletier’s employment agreement also provides for other customary benefits including eligibility to participate in fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.
     As part of her employment agreement, Ms. Pelletier received a cash signing bonus of $500,000 and 200,000 shares of our common stock. $350,000 of the cash signing bonus was paid on October 7, 2003 and the remaining $150,000 of the cash signing bonus was paid on January 1, 2004. Ms. Pelletier was granted 200,000 shares of our common stock on October 6, 2003. We also reimbursed Ms. Pelletier $58,124 for all reasonable and documented relocation and moving expenses from Kansas City to the Anchorage area incurred in accordance with our executive relocation policy; and Ms. Pelletier received temporary housing costs under the contract. In addition, we “grossed up” the reimbursement to Ms. Pelletier for her tax liability incurred with respect to such reimbursement of relocation expenses. Finally, we reimbursed Ms. Pelletier for temporary housing costs while she was establishing a permanent residence in Alaska.
     On October 6, 2003, Ms. Pelletier was also granted an option to purchase 1,000,000 shares of the our common stock under the agreement, with an exercise price equal to the fair market value of the common stock on that date. The option has a term of 10 years, and vests 20% per year, or upon a change of control, if earlier. Except as provided below, vesting ceases and the term of unvested options lapse upon termination of employment for any reason.
     In the event we terminate Ms. Pelletier’s employment for any reason other than a Board determination of cause or a termination for death or disability, or if Ms. Pelletier terminates her employment because of a constructive termination, Ms. Pelletier will be entitled to receive the following severance benefits under the agreement:
(i)	$1,000,000 if the termination had occurred on or before December 31, 2004;

(ii)	$750,000 if the termination had occurred after December 31, 2004 and on or before December 31, 2005; or

(iii)	$500,000 if the termination occurs after December 31, 2005 and on or before October 6, 2008.
     The severance amount would be paid to Ms. Pelletier in periodic installments equal to the periodic base salary payments Ms. Pelletier was otherwise receiving from us prior to the termination until the full severance amount is paid. In addition, Ms. Pelletier would
•	receive any unpaid bonus from the previously completed fiscal year, payable when bonuses are paid to our other senior executives for such fiscal year;

•	receive a pro rata bonus (of the amount actually earned) for the year of termination, payable when bonuses are paid to our other senior executives for such year;

•	become fully vested in the next 200,000 unvested option shares;

•	receive COBRA health insurance coverage reimbursed for herself and her eligible dependents for the 18 month period following such termination; and

•	be fully reimbursed (including any tax gross-up) for the costs of relocation back to the continental United States if such relocation takes place within 12 months of the date of termination.
     Employment Agreement with David C. Eisenberg. We entered into an employment agreement with David C. Eisenberg effective October 31, 2003, pursuant to which Mr. Eisenberg serves as Senior Vice President, Corporate Strategy and Development for us for a five year period, which will be extended automatically for successive additional one-year periods unless either we or Mr. Eisenberg gives no less than 90 days written notice of an intention not to extend the term. Mr. Eisenberg received an annual base salary of $250,000 during the first year of the employment period, subject to annual review in each year of the employment period thereafter. Mr. Eisenberg’s annual base salary may be increased in years following the first year of employment but may not be decreased. In addition, Mr. Eisenberg will be eligible to receive an annual bonus equal to 100% of his annual base salary based on the attainment of appropriate business targets for each fiscal year, with appropriate adjustments in the event that the Company exceeds or does not attain the business targets. Mr. Eisenberg’s employment agreement also provides for other customary benefits including eligibility to participate in fringe benefit plans, paid vacation, life and disability insurance plans and expense reimbursement.
     Mr. Eisenberg received a hiring bonus of $100,000. Mr. Eisenberg received an option to purchase 200,000 shares of our stock with an exercise price equal to the fair market value of our stock on the commencement date of his employment. The option has a term of 10 years, and vests 20% per year for the five-year period starting with the commencement of his employment with the Company, or upon a change in control, if earlier. Except as provided below, vesting ceases and the term of unvested options lapses upon termination of employment for any reason.

     Under Mr. Eisenberg’s employment agreement, if Mr. Eisenberg’s employment were to be terminated by Mr. Eisenberg because of a constructive termination or following a change in control, or by the Company without cause, or if the Company decided at any time not to extend the term of his employment agreement, the Company would be obligated to pay Mr. Eisenberg a lump sum cash payment in an amount equal to the sum of:
•	Mr. Eisenberg’s annual base salary, as then in effect, plus

•	Mr. Eisenberg’s target annual bonus amount, as well as reimbursement for the cost of continuing health insurance coverage under COBRA for 18 months.
     The Company would also be obligated to provide reimbursement for the cost of personal travel for Mr. Eisenberg, his spouse and dependent family members and transport of household belongings, up to a maximum of $50,000, if Mr. Eisenberg or, in the event of his death, his spouse or dependent family members, elect to relocate to the continental United States within three months of such termination.
     Other Employment Agreements. We entered into an employment agreement with Leonard A. Steinberg, Vice President, General Counsel and Corporate Secretary, effective May 3, 2001. Mr. Steinberg’s employment agreement was subsequently amended on February 1, 2004. We entered into an employment agreement with Kenneth L. Sprain, Senior Vice President of Operations effective May 12, 2003, which was subsequently amended on February 1, 2004. We entered into an employment agreement with Sheldon Fisher, Senior Vice President, Sales and Product Marketing on January 23, 2004 and with David Wilson, Senior Vice President and Chief Financial Officer on February 18, 2004. The employment agreements for Messrs. Steinberg and Sprain are similar to Mr. Eisenberg’s employment agreement, except that these agreements have two-year terms, and do not provide for the grant of stock options, a hiring bonus or the post-termination relocation provision in Mr. Eisenberg’s agreement. Under the respective agreements, both Mr. Sprain and Mr. Steinberg have an annual base salary of $200,000 with a target annual bonus of 100% of salary. The employment agreements for Messrs. Wilson and Fisher are also similar to Mr. Eisenberg’s agreement. The respective agreements provide for an annual base salary of $250,000 for each of Messrs. Wilson and Fisher, target annual bonuses of 100% of base salary and the grant of 250,000 stock options for Mr. Wilson and 200,000 stock options for Mr. Fisher. Mr. Fisher received a $100,000 hiring bonus and Mr. Wilson received a $75,000 hiring bonus.
Compensation and Personnel Committee Interlocks and Insider Participation
     From January 2004 to March 2005 the members of our Compensation and Personnel Committee were Messrs. Paine, Rogers, and Egan. Mr. Paine, who departed the Compensation and Personnel Committee in February 2005, and joined the Nominating and Corporate Governance Committee, is the President of Fox Paine & Company, LLC. Mr. Gibson who joined the Committee in 2005 and left in February 2006 is the Executive Managing Director for Fox Paine & Company, LLC. Fox Paine & Company, LLC received an annual management fee in the amount of 1% of the Company’s net income before interest expense, income taxes and depreciation and amortization, calculated without regard to the fee prior to 2005. We have paid in 2005, 2004, and 2003 certain cash management fees to Fox Paine in connection with assistance rendered in structuring a stock offering and refinancing transaction for us and for the termination of our management fee agreement with them, which we paid to Fox Paine during the first quarter of 2005. The current members of our Compensation and Personnel Committee are Messrs. Rogers, Egan, and Donahee.
Report of Compensation and Personnel Committee on Executive Compensation
     The following report of the Compensation and Personnel Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     The Compensation and Personnel Committee of the Board of Directors of the Company has furnished the following report on executive compensation. The Compensation and Personnel Committee is responsible for setting and administering compensation, including base salaries, annual incentives and restricted stock and stock option grants paid or awarded to our executive officers. The Compensation Committee also oversees and approves incentive plan design, costs and administration. During 2005, the Directors serving on the Compensation and Personnel Committee were Messrs. Donahee (Chair), Rogers, Egan and Gibson. Mr. Gibson left the Committee in

February 2006. This report primarily discusses the Compensation Committee’s activities and implementation of policies regarding compensation paid to our executive officers for 2005.
     Overview – The Compensation and Personnel Committee’s executive compensation policy has the following objectives:
•	to align the interests of our executive officers and other key employees with those of our customers, stockholders, employees and our strategic objectives;

•	to link compensation of executive officers to the Company’s financial performance and executive officers’ individual performance;

•	to provide a compensation and benefits package designed to attract, motivate and retain executive officers of outstanding ability;

•	to establish base salaries and total cash compensation targets for each executive officer, considering industry-specific peers and relevant market data generally at or about the 50th percentile but not to exceed the 75th percentile; and

•	to offer significant levels of at-risk compensation in the form of performance-based incentives, restricted stock grants and stock options to correlate the long-term rewards our executive officers receive directly with the creation of stockholder value.
     Base Salaries – The Compensation and Personnel Committee reviews recommendations and sets the salary levels of executive officers annually. Salary levels are set based on a review of each executive officer’s level of responsibility and individual performance during the prior year, and an assessment of external market comparisons and internal equity considerations. During the review for 2005, the Committee took into account how the Company’s compensation compared to compensation paid by competing and peer companies, along with the Company’s performance and available resources. At the Committee’s request, our Human Resources Division evaluated the total compensation package of executive officers in relation to competitive pay levels utilizing data collected by external compensation specialists. Salary levels for the Company’s executive officers were then established and approved using reference points derived from broad market indices and the telecommunications industry, and a specific peer company analysis.
     Annual Cash Incentives – All executive officers earned annual cash incentives based on performance in 2005. Awards earned for 2005 performance were based upon our EBITDA (earnings before interest, taxes, depreciation and amortization) performance less maintenance capital expense. The Board of Directors has also set a target EBITDA less maintenance capital expense for 2006, at which executive officers would be eligible to receive 100% of their target bonus for 2006 performance. Incentive payments actually made depend on, among other factors, total dollars included in the bonus pool, up or down, Company performance relative to target EBITDA less maintenance capital expense, and also modification of individual payments, up or down, based on an individual’s performance in relation to established objectives. No bonus pool is established if our financial performance is less than 95% of our annual EBITDA less maintenance capital expense target.
     Long-Term Incentive Compensation (Stock Incentive Plans) – In 1999, we established the ALEC Holdings, Inc. 1999 Stock Incentive Plan and the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan. In April 2002, we merged the ALEC Holdings, Inc. 1999 Stock Incentive Plan into the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan, or the Incentive Plan. The Company’s long-term performance incentive programs provide our executive officers with the opportunity to receive awards of restricted stock. Award levels are based on position and attainment of performance-related goals.
     These programs are designed to promote our success and enhance our value by linking the interests of our executive officers to those of our stockholders and by providing participants with an incentive for outstanding performance. The Incentive Plan has up to 7,160,486 shares of the Company’s common stock set aside for allocation among the key contributors, including executive officers, poised to significantly impact the business. The level of grants varies based on the individual’s ability to impact long-term results. The Board of Directors has, from time to time, approved individual grants in recognition of promotions and for newly hired executive officers. As of December 31, 2005, a total of 1,515,000 shares of restricted stock and options were held by executive officers named in the Summary Compensation Table.

     Historically, the Company has used stock options for equity incentive awards to its employees, including executive officers. Executive officers who have received stock options may buy specified numbers of shares of common stock at the value of the stock at the time of the grant. Most options granted are eligible for graduated vesting over specified periods not to exceed five years with any options not previously vesting become vested on the tenth anniversary of the grant date. Some outstanding options vest based on performance. Once vested, the executive officer generally may exercise vested shares anytime over the remaining life of the option.
     In April 2005, the Committee determined it could best achieve its goals, including promoting long-term employee stock ownership, enhancing employee retention, minimizing dilution, providing employees with rewards for the Company’s success and linking employee pay to stockholder returns, by modifying its equity incentive awards from stock options to restricted stock grants. As a result, in 2005 we made primarily restricted stock grants. Such awards are permitted under the Company’s existing Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan. The Company expects to continue to issue restricted stock subject to performance accelerated vesting conditions and does not expect to issue stock options as equity compensation in the future.
     Other Benefits – The Company also provides car allowances and reimburses moving expenses for the benefit of executive officers. No other benefits are provided to executive officers other than those that are available to all of the Company’s employees. Other than as expressly disclosed, the Company offers no perquisites or Share Earning Related Pension Schemes to its executive officers or other employees.
     Compensation Limitation – The Internal Revenue Code, Section 162(m) limits the tax deduction for compensation expense in excess of $1,000,000 a year for each of the five highest paid executive officers. Performance-based compensation, however, can be excluded from the determination of compensation expense if it meets certain requirements. The Compensation Committee’s policy is to qualify executive officer compensation programs for the performance-based exclusion to the extent possible.
     The Committee approved the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan. This plan is in compliance with Section 162(m) of the Internal Revenue Code. Stock grants made pursuant to the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan are performance-based compensation, therefore, may be exempt as a compensation expense under Section 162(m), if so determined by the Compensation Committee. This outcome permits us the maximum tax benefit. Performance-based restricted stock awards have annual measures and goals that allow the awards to qualify as performance-based compensation under Section 162(m). Annual cash incentive awards made under the Executive Bonus Plan also qualify as performance-based compensation.
     The Compensation and Personnel Committee believes it is appropriate to consider the tax implications of our compensation plans, but the Compensation and Personnel Committee does not believe it is necessarily in our or our stockholders’ best interest for all plans to meet the requirements of Section 162(m) deductibility. Accordingly, the Compensation Committee anticipates that we may lose or defer deductions in future years with respect to vesting of the time-based restricted stock grants or other awards.
     Compensation of the Chief Executive Officer – The criteria, standards and methodology used by the Committee in reviewing and establishing the Chief Executive Officer’s salary, bonus and other compensation are the same as those described above, with particular emphasis on peer group companies. Based on its review of data compiled by the Human Resources Division, with assistance by an outside consultant, the Board of Directors set Ms. Pelletier’s base compensation for 2004 at an annual rate of $500,000. Ms. Pelletier is eligible to receive a target annual bonus of $500,000 based on achieving 100% of targeted performance objectives. Subject to the terms of the applicable annual bonus plan, the actual bonus paid for any fiscal year will range from $200,000 to $1,000,000 based on the achievement of performance objectives determined by the Board (or a designated committee of the Board) in consultation with Ms. Pelletier for each fiscal year. Ms. Pelletier will have the option to receive up to 50% of her annual bonus in our stock based on the fair market value on the date of bonus determination. During 2004, Ms. Pelletier received a bonus of $144,000, related to 2003, all of which was received in cash. Ms. Pelletier’s 2004 bonus was approved by the Committee in June 2005 in the amount of $250,000 for payment during 2005.

     Summary – The Committee believes that the motivation of our executive officers to assure effective leadership of the business is critical to our success in a competitive marketplace. Effective incentives through compensation programs are essential ingredients contributing to our success. The Committee believes that our compensation programs are effective in motivating behaviors that will create stockholder value in the short and long term.
Submitted by the members of the Compensation and Personnel Committee
Gary R. Donahee, Chair
Brian D. Rogers
John M. Egan
Performance Graph
     The following line graph compares the cumulative total stockholder return on our common stock from December 31, 2000 through December 31, 2005 with the cumulative total return of the Standard and Poor’s Corporation Composite 500 Index, or the S&P 500, and the cumulative total return of a custom peer group index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500 and peer group indices on January 1, 2000, and assumes that dividends, if any, were reinvested.
     The current year peer group has been changed to capture the relative stock performance of other telecommunication companies that have adopted a high yield dividend policy. To reflect this change the following companies were deleted: CT Communications, Inc., D&E Communications, Inc., ITC Deltacom, Inc., North Pittsburgh Systems, Inc., Telephone and Data Systems, Inc., and Warwick Valley Telephone Company. The following companies were added: Citizens Communication Company, Iowa Telecommunications Services, Inc., and Otelco, Inc. Both the current and prior peer groups have been presented. The peer group index consists of the following companies:
•	CenturyTel, Inc.

•	Citizens Communications Company

•	Commonwealth Telephone

•	Iowa Telecommunications Services, Inc. Enterprises, Inc.

•	Otelco, Inc.

•	Dobson Communications

•	Rural Cellular Corporation Corporation

•	Shenandoah Telephone Company

•	General Communication, Inc.

•	Surewest Communications

Comparision of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2005

	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/31/2005
Alaska Communications Systems Group, Inc.	100.00	109.93	25.38	65.39	119.04	145.43
S&P 500 Index	100.00	88.12	68.65	88.33	97.93	102.74
Peer Group Index	100.00	87.99	73.45	87.06	90.91	90.44
Prior Year Peer Group Index	100.00	93.16	63.77	80.69	84.39	83.74
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our Audit Committee has approved the appointment of KPMG LLP, or KPMG, to be our independent registered public accounting firm for the fiscal year 2006. A representative of KPMG is expected to be present at the Annual Meeting to respond to appropriate questions and make a statement should they so desire.
     Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting in order to ascertain the view of the stockholders regarding such selection. The affirmative vote of the holders of a majority of our shares of common stock present or represented and voting at the Annual Meeting will be required to approve this proposal.
     The Board of Directors recommends a vote FOR ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2006.
     Previous Independent Registered Public Accounting Firm
     Deloitte & Touche LLP served as our independent registered public accounting firm until they were dismissed by us in March 2005. Deloitte & Touche’s dismissal was approved by our Audit Committee. During the period of Deloitte & Touche’s engagement, we had no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. No reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K) occurred during the period Deloitte & Touche’s engagement.

OTHER MATTERS
     We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.
     Annual Report and Form 10-K
     We are mailing a copy of our Annual Report on Form 10-K for the year ended December 31, 2005 together with this proxy statement to stockholders of record as of June 7, 2006. Any stockholder who desires additional copies may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.
     Documents Incorporated by Reference
     Our Annual Report on Form 10-K for the year ended December 31, 2005 has been incorporated by reference in this proxy statement. A copy of our Annual Report on Form 10-K was mailed with this proxy statement and other annual meeting materials on or about June 26, 2006 to stockholders of record on June 7, 2006. Any stockholder who desires to receive additional copies of our Annual Report on Form 10-K may obtain up to three copies, without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503.
By order of the Board of Directors,
/s/ Leonard A. Steinberg
Leonard A. Steinberg
Vice President, General Counsel and Corporate Secretary
June 26, 2006

ANNUAL MEETING OF STOCKHOLDERS
OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
     The 2006 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. will be held on Monday, July 24, 2006, beginning at 10:00 a.m. local time, at the Company’s fourth floor conference room at 600 Telephone Avenue, Anchorage, Alaska. Doors to the meeting will open at 9:45 a.m.
Alaska Communications Systems Group, Inc
600 Telephone Avenue
Anchorage, Alaska 99503
Phone: 907-297-3000
Fax: 907-297-3100
Directions to the Company’s offices at 600 Telephone Avenue:
•	From the Airport, take International Airport Road East.
•	Go approximately 1.9 miles and turn right onto the Minnesota Boulevard North ramp.
•	Continue North on Minnesota approximately 0.5 miles and turn right at the first stoplight onto Tudor Road.
•	Continue on Tudor approximately 1.2 miles and turn left onto Denali Street.
•	Continue on Denali Street approximately 0.4 miles and turn right onto Telephone Avenue.
•	Alaska Communications Systems Group, Inc.’s building is on the right side at 600 Telephone Avenue, parking is located across the street.

PROXY
ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
     The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated June 26, 2006 and holding common stock of Alaska Communications Systems Group, Inc. (“Company”) of record determined as of June 7, 2006, hereby appoints Leonard A. Steinberg, Vice President, General Counsel and Secretary, on behalf of the Board of Directors of the Company, and each of them, the proxy of the undersigned, with full power of substitution, to attend the annual meeting (“Annual Meeting”) of stockholders, to be held on Monday, July 24, 2006, beginning at 10:00 a.m. local time, at the Company’s offices at 600 Telephone Avenue, fourth floor conference room, Anchorage, Alaska and any adjournment or adjournments of the Annual Meeting. The undersigned further directs those holders of this Proxy to vote at the Annual Meeting, as specified in the Proxy, all of the shares of common stock of the undersigned in the Company, which the undersigned would be entitled to vote if personally present, as follows:

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
ANNUAL MEETING OF STOCKHOLDERS
OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
The 2006 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. will be held on Monday, July 24, 2006, beginning at 10:00 a.m. local time, at the Company’s fourth floor conference room at 600 Telephone Avenue, Anchorage, Alaska. Doors to the meeting will open at 9:45 a.m.
Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503
Phone: 907-297-3000
Fax: 907-297-3100
Directions to the Company’s offices at 600 Telephone Avenue:

•	From the Airport, take International Airport Road East.
•	Go approximately 1.9 miles and turn right onto the Minnesota Boulevard North ramp.
•	Continue North on Minnesota approximately 0.5 miles and turn right at the first stoplight onto Tudor Road.
•	Continue on Tudor approximately 1.2 miles and turn left onto Denali Street.
•	Continue on Denali Street approximately 0.4 miles and turn right onto Telephone Avenue.
•	Alaska Communications Systems Group, Inc.’s building is on the right side at 600 Telephone Avenue, parking is located across the street.

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THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

WITHHELD
		FOR	FOR ALL			FOR	AGAINST	ABSTAIN
ITEM 1.	ELECTION OF DIRECTORS Nominees:	☐	☐	ITEM 2.	RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS.	☐	☐	☐

01 Liane J. Pelletier 02 Brian D. Rogers 03 John M. Egan 04 Patrick Pichette 05 Gary R. Donahee		06 Edward J. Hayes, Jr. 07 Annette Jacobs 08 David Southwell		ITEM 3.
In accordance with their discretion, to vote upon all other matters that may properly come before said Annual Meeting and any adjournment, thereof, including matters incidental to the conduct of the meeting.

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)				If you plan to attend the Annual Meeting, please mark the WILL ATTEND box		If any other business properly comes before the annual meeting, the Proxy will be voted at the discretion of your proxies.

WILL ATTEND ☐
The undersigned hereby ratifies and confirms all that the proxyholder or the holder’s substitute lawfully does or causes to be done by virtue of this Proxy and hereby revokes any and all proxies given prior to this Proxy by the undersigned to vote at the Annual Meeting of any adjournments of the Annual Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying the Notice.

Dated: , 2006

Signature

Signature if held jointly

Please date this Proxy, sign it above as your name (or names) appears and return it in the enclosed envelope which requires no postage. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian, administrator, or officer of a corporation, please give that title.

Signature	Signature	Dated
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

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